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                                                                     EXHIBIT 5.4

                      [LETTERHEAD OF FROST BROWN TODD LLC]




October 4, 2004

Milacron Inc.
2090 Florence Avenue
Cincinnati, Ohio  45206



      Re: Milacron Inc. $225,000,000 Principal Amount of 11-1/2% Senior Secured Notes Due 2011

Ladies and Gentlemen:

      We have acted as special Ohio counsel to Milacron Marketing Company, an Ohio corporation (the "Ohio Guarantor") and a subsidiary of Milacron Inc., a Delaware corporation ("Milacron"), in connection with the proposed issuance and exchange (the "Exchange Offer") of up to $225,000,000 principal amount of Milacron's 11-1/2% Senior Secured Notes due 2011 (the "Original Notes") for a like principal amount of Milacron's 11-1/2% Senior Secured Notes due 2011 (the "Exchange Notes" and, together with the Original Notes, the "Notes") to be registered under the Securities Act of 1933, as amended (the "Act"). The Exchange Notes are to be issued pursuant to the Indenture dated as of May 26, 2004 (the "Indenture"), between Milacron Escrow Corporation, a Delaware corporation that was merged with and into Milacron, and U.S. Bank National Association, as trustee (the "Trustee"), as supplemented by the Supplemental Indenture dated as of June 10, 2004 (the "Supplemental Indenture"), among Milacron, Milacron's subsidiaries, including the Ohio Guarantor, listed on Schedule A thereto (the "Guarantors"), and the Trustee, pursuant to which Milacron assumed all of the obligations of Milacron Escrow Corporation under the Indenture and the Guarantors agreed to guarantee the Notes on the terms and subject to the conditions set forth in the Indenture.

      All capitalized terms used but not defined herein have the respective meanings given to such terms in the Indenture.

      In rendering the opinions expressed below, we have examined:

      1. the Indenture;

      2. the Supplemental Indenture;

      3. the Preliminary Offering Circular, dated as of April 28, 2004, and the Offering Circular, dated as of May 12, 2004, relating to the sale of the Original Notes;
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Milacron Inc.
October 4, 2004
Page 2


      4. the Registration Statement on Form S-4 filed by Milacron registering the Exchange Notes under the Act (the "Registration Statement");

      5. the form of the guarantee to be endorsed on the Exchange Notes evidencing the Ohio Guarantor's obligation to guarantee the Notes.

      We also have examined the following additional documents (collectively, the "Company Documents"):

      1. a certificate of a certain officer of the Ohio Guarantor as to certain factual matters dated as of even date herewith (the "Officer's Certificate");

      2. a Certificate of Good Standing issued by the Secretary of State of the State of Ohio dated September 28, 2004 for the Ohio Guarantor;

      3. the Articles of Incorporation of the Ohio Guarantor, certified by the Secretary of State of the State of Ohio;

      4. the corporate minute books of the Ohio Guarantor, represented to us in the Officer's Certificate as containing a complete record of all of the corporate actions of the shareholders and directors of the Ohio Guarantor from 1990 to the present (the "Minute Books"); and

      5. a Unanimous Written Consent of Directors of the Ohio Guarantor, dated May 10, 2004, executed by all of the directors of the Ohio Guarantor.

      In rendering the opinions set forth herein, we have assumed, that (i) the Ohio Guarantor will receive reasonably equivalent value in exchange for incurring the guarantee obligations under the Indenture and the Supplemental Indenture, and (ii) the Indenture, the Supplemental Indenture and the guarantee obligations of the Ohio Guarantor thereunder will be delivered for adequate consideration, consistent and sufficient for the purposes intended by the Indenture and the Supplemental Indenture. Further, we have assumed the authenticity of all documents submitted to us as originals, the legal capacity of all persons or parties (other than the Ohio Guarantor) signing such documents, the genuineness of the signatures on such documents, and the conformity to original documents of all photostatic copies of such documents submitted to us. Finally, we have assumed that the records of the proceedings of the stockholders and the Board of Directors of the Ohio Guarantor contained in the Minute Books furnished to us by the Ohio Guarantor are complete and accurate, and include all such records and reflect actions duly and validly taken by the stockholders and the Board of Directors of the Ohio Guarantor.


      The opinions expressed below are limited to the laws of the State of Ohio and the federal laws of the United States of America.
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Milacron Inc.
October 4, 2004
Page 3


      Based upon the foregoing, we are of the opinion that:

      1. The Ohio Guarantor has duly authorized, executed and delivered the Supplemental Indenture.

      2. The Ohio Guarantor has duly authorized the execution and delivery of the guarantee to be endorsed on the Exchange Notes.

      We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the "Commission") as an exhibit to the Registration Statement under the Act, relating to the Exchange Offer. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

      This opinion is being furnished to you for your use and the use of purchasers of the Exchange Notes in connection with the transaction described above and may not be relied upon without our prior written consent for any other purpose. This opinion speaks as of its date only and is based upon facts and law in existence on the date hereof, and we disclaim any undertaking to advise you of changes occurring therein after the date hereof.

                                                     Very truly yours,

                                                     /s/ Frost Brown Todd LLC